Exhibit 10.1

EXTERRAN HOLDINGS, INC.

AWARD NOTICE AND AGREEMENT
TIME-VESTED INCENTIVE STOCK OPTION FOR OFFICERS

Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) an Incentive Stock Option to purchase shares of Common Stock of the Company under the Exterran Holdings, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in this Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are as follows:

1.                                      Award.  You have been granted an Incentive Stock Option (the “Award” or “Option”) to purchase shares of Common Stock of the Company subject to these terms and conditions. To the extent allowable under the law, this Option will be treated as an incentive stock option under Section 422 of the Code. To the extent any portion of this Option does not qualify as an incentive stock option due to restrictions in the Code, that portion of the Option will be treated as a Non-Qualified Option.

2.                                      Qualification as Incentive Stock Option.  Neither the Company, its directors, officers, employees or the Committee, nor any Affiliate which is in existence or hereafter comes into existence shall be liable to you or any other person or entity if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that the Option does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.  Please see Paragraph VII(c) of the Plan for specific limitations on Incentive Stock Options and consult your tax advisor for advice on your specific tax situation.

3.                                      Grant Date.  The Grant Date of this Award is the date on which this Award is approved by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

4.                                      Vesting.  This Award is subject to a vesting schedule.  One third of your Award will automatically vest and become exercisable on each of the first, second and third anniversaries of the Grant Date (each such date, a “Vest Date”); however, except as provided in Sections 6 and 7 below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

5.                                      Term.  The Award will continue in effect until the date that is seven (7) years from the Grant Date (the “Expiration Date”), subject to earlier termination in accordance with Sections 6 and 7 of this Award Notice or the Plan.  If not exercised prior to the Expiration Date, the Award will be forfeited.

6.                                      Termination of Employment.  Your Award will either vest or be forfeited upon your Termination of Service as an Employee, depending on the reason for termination:

(a)                                Termination as a Result of Death, Disability or Retirement.  Upon a termination of your status as an Employee of the Company or an Affiliate as a result of death, disability (as defined in Section 22(e)(3) of the Code) or other Disability, or Retirement, the unvested portion of your Award will immediately vest in full and become exercisable and you (or your legal representative) will be entitled to exercise the vested portion of your Award at any time prior to the earlier of (i) the Expiration Date or (ii) two years after your status as an Employee terminates; provided, however, that, notwithstanding the foregoing, to the extent your Award is intended to qualify as an Incentive Stock Option and you intend your Award to continue to qualify as an Incentive Stock Option, you (or your legal representative) will only be entitled to exercise the vested portion of you Award prior to the earlier of (A) the Expiration Date, (B) if your status as an Employee terminates due to your disability (as defined in Section 22(e)(3) of the Code), twelve (12) months after the date your status as an Employee terminates, or (C) if your status as an

Employee terminates due to your other Disability (excluding any disability within the meaning of Section 22(e)(3) of the Code) or your Retirement, three (3) months after the date your status as an Employee terminates.

(b)                                Termination for Cause.  Following a Termination of Service as an Employee of the Company or an Affiliate for Cause, the outstanding unexercised portion of your Award (whether vested or unvested) will be automatically forfeited on the date of your Termination of Service.

(c)                                 All Other Terminations.  Following a Termination of Service as an Employee of the Company or an Affiliate for any reason not described in Sections 6(a) and (b) above, you will be entitled to exercise the vested portion of your Award at any time prior to the Expiration Date or the expiration of three (3) months after the date of your Termination of Service as an Employee, whichever is the shorter period.  The unvested portion of your Award will be automatically forfeited on the date of your Termination of Service.

7.                                      Corporate Change.  In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.  If your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Corporate Change is consummated (i) by the Company or such Affiliate without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award will immediately vest in full as of the date of your Termination of Service as an Employee and become exercisable.  You (or your legal representative) will be entitled to exercise the vested portion of your Award at any time prior to the earlier of (i) the Expiration Date or (ii) (A) if your status as an Employee terminates due to your death or disability (as defined in Section 22(e)(3) of the Code, twelve (12) months after the date your status as an Employee terminates, or (B) if your status as an Employee terminates due to your other Disability (excluding any disability within the meaning of Section 22(e)(3) of the Code) or your Retirement, three (3) months after the date your status as an Employee terminates.

If your status as an Employee is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your Termination of Service as an Employee.

For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(1)                                 A reduction of 10% or more of your base salary;

(2)                                 Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(3)                                 The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists.  If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter.  The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter.  If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded.  If the Company or an Affiliate (as applicable) fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

8.                                      Exercise of Award.  The exercise of your Option must be accompanied by full payment of the grant date Fair Market Value (the “Grant Price”) for the shares of Common Stock being acquired by: (i) cash, (ii) a check acceptable to the Company, (iii) at the discretion of the Company, the delivery of shares of Common Stock (including shares of Common Stock issuable pursuant to the exercise of the Option or shares of Common Stock that you have held for such period of time as may be required by the Committee in its discretion) (plus cash if necessary), in each case, having a Fair Market Value equal to such Grant Price, (iv) a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, (v) any other form of legal consideration acceptable to the Committee in its sole discretion, or (vi) any combination of the foregoing approved by the Committee.  No shares of Common Stock will be issued until the Grant Price has been paid.  An Incentive Stock Option shall be exercisable only by you except in the case of your death or Disability, in which event it can be exercised only by your legal representatives, executors, successors or beneficiaries.

9.                                      Stockholder Rights.  You will have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Option until you become the holder of record of such shares of Common Stock.

10.                               Non—Transferability.  You cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.

11.                               No Right to Continued Service.  Nothing in this Award Notice guarantees your continued service as an Employee or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee or other service provider at any time.

12.                               Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

13.                               Withholding.  Your Award is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any applicable FICA, employment tax or other social security contribution obligations), and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you under this Award in order to satisfy any such withholding obligations.  If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

14.                               Plan Governs.  This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 18.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof.  In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

15.                               Adjustment.  This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

16.                               Modifications.  The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

17.                              Non-Solicitation/Confidentiality Agreement.  The greatest assets of the Company and its Affiliates (“Exterran” in this Section 17) are its employees, directors, customers, and confidential information.  In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 17, the terms of which you accept and agree to by accepting the Award.

a.                                     In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”).  Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.  You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.

b.                                     You agree that whenever your status as an Employee of Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computer and computer-related equipment and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required.

c.                                      In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and related services, oil and natural gas production and processing equipment and related services or water treatment equipment and related services without, in each case, the prior written consent of Exterran.

d.                                     You agree that (i) the terms of this Section 17 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 17 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 17 is not illusory; (iii) the restrictions of this Section 17 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 17, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 17.

e.                                      You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement.  You agree that if any covenant contained in this Section 17 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.

f.                                       In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 17, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.  You agree that the period during which the covenants contained in this Section 17 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 17.

g.                                      You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.

h.                                     You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

i.                                         Notwithstanding any other provision of this Award, the provisions of this Section 17 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.  Any action or proceeding seeking to enforce any provision of this Section 17 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

18.                              Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com.  You may also contact UBS at 713.654.4713.

19.                              Participant Acceptance.  If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.”  To reject the Award, select “Reject.”  Please note that if you reject the Award or do not accept the Award within 90 days of the Grant Date, the Award will be forfeited.